ENSERVCO Updates Investors on Second Quarter Financial Expectations

●         Revenue expected to increase approximately 24% year over year to approximately $8.8 million from $7.1 million in second quarter last year

●         Sixth consecutive quarter of year-over-year revenue increase

●         6-month revenue expected to increase approximately 43% to approximately $29.9 million from $20.9 million in the same period last year

●         On pace for highest full year revenue since pre-downturn record high revenue of 2014.

DENVER, CO – July 18, 2018 – ENSERVCO Corporation (NYSE American:ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects second quarter revenue to increase approximately 24% year over year to approximately $8.8 million versus $7.1 million in the same quarter last year.

For the six-month period, the Company expects to report revenue of approximately $29.9 million, up 43% over the year ago total of $20.9 million.

Net income and adjusted EBITDA for the second quarter will be impacted by management transition costs and continued investments in operational and sales process improvements.

Net income and adjusted EBITDA for the six-month period are expected to show considerable growth on a year-over-year basis.

“Our revenue and profit metrics are trending up significantly for the year-to-date period and we are on track for our most successful year since our record campaign in 2014,” said Ian Dickinson, President and CEO.  “We continue to see strong demand from our growing customer base, supported by industry tailwinds in the form of increased activity and higher commodity prices. We are already lining up customer commitments for our fourth- and first-quarter heating season, when we generate much of our revenue and profit, and we are optimistic about a strong finish to 2018 and a good start to 2019.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2017, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include expectations for improved revenue, net income and adjusted EBITDA; expectations for a strong finish to 2018 and a good start to 2019; and potential for industry tailwinds and strong customer demand to continue.  It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO.  ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Direct: 303-880-9000

Email: jay@pfeifferhigh.com